UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2013

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 29, 2013, CenterPoint Energy, Inc. (the “Company”) announced that (i) David M. McClanahan will step down as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”), effective December 31, 2013, and (ii) Scott M. Prochazka has been selected by the Board to succeed Mr. McClanahan as President and Chief Executive Officer of the Company and to become a member of the Board, effective January 1, 2014. Mr. Prochazka was appointed to these positions by the Board on October 24, 2013. Following December 31, 2013, Mr. McClanahan will continue to serve as an officer of the Company and special advisor to the Company’s Chief Executive Officer during a transition period and until Mr. McClanahan’s retirement, which is expected to occur in the second half of 2014.

Mr. Prochazka, age 47, has served as Executive Vice President and Chief Operating Officer of the Company since August 1, 2012. He previously served as Senior Vice President and Division President, Electric Operations of the Company from May 2011 through July 2012; as Division Senior Vice President, Electric Operations of the Company’s wholly owned subsidiary, CenterPoint Energy Houston Electric, LLC, from February 2009 to May 2011; as Division Senior Vice President Regional Operations of the Company’s wholly owned subsidiary, CenterPoint Energy Resources Corp., from February 2008 to February 2009; and as Division Vice President, Customer Service Operations, from October 2006 to February 2008. The Board determined that Mr. Prochazka should be appointed as a director due to his extensive knowledge of the industry and the Company, its operations and people, gained in his years of service with the Company in positions of increasing responsibility.

No modifications were made to either Mr. McClanahan’s or Mr. Prochazka’s existing compensation arrangements in connection with the announced succession plan. As of the date of this filing, the Company has not made any determination with regard to any compensatory plan, contract, arrangement or award for Mr. Prochazka in connection with his appointment to succeed Mr. McClanahan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: October 29, 2013	By:	/s/ Christopher J. Arntzen
Christopher J. Arntzen
Vice President, Deputy General Counsel and Assistant Corporate Secretary